Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the inclusion of our report dated September 7, 2010 on the August 26, 2010 financial statements of the Mirae Asset Discovery Funds in the Statement of Additional Information, in the Pre-Effective Amendment Number 2 to the Registration Statement (Form N-1A, No. 333-166018), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

September 14, 2010